Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS RAISES GUIDANCE FOR 2009 DILUTED EARNINGS PER SHARE

TO AT LEAST $2.00 FROM AT LEAST $1.97

NORTHFIELD, Ill. – Jan. 12, 2010 – Kraft Foods (NYSE: KFT) today increased its guidance for 2009 diluted earnings per share to at least $2.00 versus the previous expectation of at least $1.97.1 This increased guidance reflects strong operating gains as well as a significant increase in marketing investments versus the prior year.

“As we complete our turnaround, we’re delivering high-quality earnings growth, despite the difficult economic environment,” said Kraft Foods’ Chairman and CEO Irene Rosenfeld. “And we’re doing this while continuing to invest in our brands and businesses. As a result, we’re well positioned to deliver sustainable top-tier performance, with or without Cadbury.”

About Kraft Foods

Kraft Foods (www.kraftfoodscompany.com) makes today delicious in 150 countries around the globe. Our 100,000 employees work tirelessly to make delicious foods consumers can feel good about. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, our brands deliver millions of smiles every day. Kraft Foods is the world’s second largest food company with revenues of $42 billion in 2008. The company is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

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The diluted earnings per share guidance constitutes a profit estimate which must be reported on under Rule 28 of the U.K. City Code on Takeovers and Mergers (the "Takeover Code"). Please refer to our Form 8-K filed with the SEC on Jan. 12, 2010, which includes the report of our reporting accountant on the profit estimate and the accompanying report of our financial advisers. In accordance with Rule 28.8 of the Takeover Code, please also refer to our Form 10-Q filed with the SEC on May 5, 2009, containing our first quarter 2009 results, our Form 10-Q filed with the SEC on Aug. 5, 2009, containing our second quarter 2009 results, and our Form 10-Q filed with the SEC on Nov. 3, 2009, containing our third quarter 2009 results.

Forward Looking Statements Safe-Harbor

This press release contains forward-looking statements, including but not limited to statements regarding our increased guidance for 2009 diluted earnings per share, reflecting strong operating gains as well as a significant increase in marketing investments versus the prior year; that we are delivering high-quality earnings growth despite the difficult economic environment, while continuing to invest in our brands and businesses; and that we are well-positioned to deliver sustainable top-tier performance, with or without Cadbury. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Kraft Foods’ control, that could cause Kraft Foods’ actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, our ability to differentiate our products from private label products, our indebtedness and ability to pay our indebtedness, the shift in our product mix to lower margin offerings, risks from operating internationally, tax law changes, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the combination, adverse effects on the market price of our common stock and on our operating results because of a failure to complete the combination, failure to realize the expected benefits of the proposed combination with Cadbury, significant transaction costs and/or unknown liabilities and general economic and business conditions that could affect the combined companies following the combination. For additional information on these and other factors that could affect our forward-looking statements, see the risk factors set forth in Kraft Foods’ filings with the US Securities and Exchange Commission (“SEC”), including the registration statement on Form S-4 filed by Kraft Foods in connection with our proposed combination with Cadbury, Kraft Foods’ most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Additional US-Related Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury or Kraft Foods. Kraft Foods has filed a registration statement and tender offer documents with the SEC in connection with the offer. Cadbury shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they contain important information. Those documents, as well as Kraft Foods’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

Further Information

This press release is not intended to, and does not constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to this press release or otherwise. The full terms and conditions of the offer for Cadbury plc (the “Offer”) (not including the partial cash alternative (the “Partial Cash Alternative”)), including details of how the Offer may be accepted (but not how elections for the Partial Cash Alternative may be made), are set out in the offer documentation issued by Kraft Foods on December 4, 2009. The revised offer documentation, which will contain the full conditions and the revised terms of the Offer, including details of the Partial Cash Alternative, will be published and/or filed, as applicable, on or before January 19, 2010.

The release, publication or distribution of this announcement in jurisdictions other than the UK, the US, Canada, France, Ireland and Spain, and the availability of the Offer to shareholders of Cadbury plc who are not resident in such jurisdictions may be affected by the laws and regulations of relevant jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the UK, Canada, France, Ireland or Spain and shareholders of Cadbury plc who are not resident in such jurisdictions should inform themselves of and observe any applicable requirements.

- make today delicious -

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